Exhibit 99.1

TECHPRECISION ANNOUNCES NEW CHIEF FINANCIAL OFFICER

WESTMINSTER, MA / ACCESSWIRE / September 23, 2024 – Today, TechPrecision Corporation (Nasdaq: TPCS) (“TechPrecision” or “we,” “us” or “our”) announced that it has appointed a new Chief Financial Officer (CFO).

TechPrecision is proud to announce that on September 19, 2024, it entered into an employment agreement with Richard D. Roomberg, CPA, CMA, to become its CFO effective September 20, 2024. Management and the Board would like to thank Barbara Lilley for her hard work during this very difficult last year and note that with Mr. Roomberg’s appointment, she has stepped down as CFO to become Controller.

Mr.  Roomberg has a Bachelor of Science degree in Accounting from Pennsylvania State University. He has been the Chief Accounting Officer and Senior Financial Executive with several corporations and has diverse corporate financial leadership experience in public and private accounting. Recognized as a financial expert by George Mason University, he has extensive experience reporting complex financial transactions - completing over ten Mergers and Acquisition transactions - and solving business problems by ensuring accounting compliance.

About TechPrecision Corporation

Through our wholly owned subsidiaries, Ranor, Inc. and STADCO, we manufacture large-scale, metal fabricated and machined precision components and equipment. These products are used predominantly in the defense, aerospace, and precision industrial markets. Our goal is to be an end-to-end service provider to our customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection, and testing. To learn more about us, please visit our website at www.techprecision.com. Information on our website or any other website does not constitute a part of this press release.

Company Contact:	Investor Relations Contact:
Mr. Richard D. Roomberg	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone:646-536-7331
Tel: 978-883-5108	Email: brett@haydenir.com
Email: roombergr@ranor.com
www.techprecision.com